Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

V.I. TECHNOLOGIES, INC.

It is hereby certified that:

1.    The name of the corporation (hereinafter called the “Corporation”) is V.I. Technologies, Inc.

2.    The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article FOURTH in its entirety and substituting in lieu thereof the following:

“FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is sixty one million (61,000,000) shares, of which sixty million (60,000,000) shares will be shares of common stock, par value $0.01 per share (the “Common Stock”), and one million (1,000,000) shares shall be shares of preferred stock, par value $0.01 per shares (the “Preferred Stock”).”

3.    The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.    This Certificate of Amendment shall become effective at 5:00 p.m., local time, on March 10, 2003.

Signed this 10th day of March, 2003.

By:	/s/ Thomas T. Higgins
Thomas T. Higgins Executive Vice President, Operations, Chief Financial Officer, Treasurer and Secretary